PART II - EXHIBIT 12
                                                            --------------------

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                                                     AMERICAN BRANDS, INC. AND SUBSIDIARIES

                                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Note)
                                                      (Dollar amounts in millions)



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                                                                                                                     Three Months
                                                                                                                         Ended
                                                                       Years Ended December 31,                        March 31,
                                                    -------------------------------------------------------------     -------------
                                                    1992           1993          1994          1995          1996          1997
                                                    ----           ----          ----          ----          ----          ----
Earnings Available:
   Income from continuing operations
     before income  taxes,  minority
     interest and extraordinary items.........    $225.0         $249.9        $ 43.4        $358.9         $340.1        $ 72.1

   Less:   Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.2            0.1             -           0.2            0.2             -
           Capitalized interest...............         -            0.3           0.2             -            0.3             -
                                                  ------         ------        ------        ------         ------        ------
                                                   224.8          249.5          43.2         358.7          339.6          72.1
                                                  ======         ======        ======        ======         ======        ======


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................     189.6          200.5         184.6         147.1          172.6          39.4
   Portion of rentals representative
     of an interest factor....................      12.9           11.9          12.8          13.5           15.1           4.1
                                                  ------         ------        ------        ------         ------        ------
           Total Fixed Charges................     202.5          212.4         197.4         160.6          187.7          43.5
                                                  ------         ------        ------        ------         ------        ------
           Total Earnings Available...........    $427.3         $461.9        $240.6        $519.3         $527.3        $115.6
                                                  ======         ======        ======        ======         ======        ======
Ratio of Earnings to Fixed Charges............      2.11           2.17          1.22          3.23           2.81          2.66
                                                    ====           ====          ====          ====           ====          ====


(Note)   The ratios of earnings to fixed  charges for the years ended  December 31, 1992 through 1996 have been  restated to exclude results of the discontinued tobacco operations.

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